Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES CHIEF FINANCIAL OFFICER PLANNED TRANSITION

Dallas, TX – October 5, 2018–  Primoris Services Corporation (NASDAQ Global Select: PRIM) (“Primoris” or “Company”) today announced the planned retirement of its Executive Vice President and Chief Financial Officer, Peter J. Moerbeek, after ten years of service to Primoris.  Mr. Moerbeek will resign as a director on November 2, 2018, he will step down as Chief Financial Officer after the filing of the Company’s third quarter Form 10-Q and earnings call; and he will be entering into a 12-month consulting agreement.

The Company also announced that its Board of Directors promoted Ken Dodgen, Corporate Controller, from Senior Vice President to Executive Vice President, and he will become the Company’s Chief Financial Officer following the third quarter earnings call.

As part of the transition, Travis Stricker was promoted from Vice President, Finance to Senior Vice President, Finance and has also been appointed Chief Accounting Officer.

Primoris’ President and Chief Executive Officer David King stated, “Pete Moerbeek’s tenure as our Chief Financial Officer saw Primoris grow from a newly formed public, little known, regional E&C company to become one of the largest, national E&Cs with a reputation for best-in-class execution across multiple end markets.  His dedication and determination inspired everyone who worked with him, and his leadership contributed to Primoris’ success.  It has been both a professional and personal pleasure to work with Pete.  We thank Pete for his service and best wishes during his well-earned retirement.”

Mr. King continued, “Ken Dodgen, Travis Stricker and Pete have worked together for more than a year, and I expect a smooth transition.  Ken is an established leader with over ten years’ prior experience as a chief financial officer.  He has a deep understanding of our operations and the end markets in which we operate.  Travis also adds a wealth of industry experience.  I look forward to working closely with Ken and Travis and am confident in their ability to pick up the reins and help guide Primoris in our continued growth.”

ABOUT KEN DODGEN

Mr. Dodgen has been the Senior Vice President and Corporate Controller for Primoris since May 2017.  He has 30 years of experience in finance and accounting across many different industries including pipeline, power plant, and electric transmission construction, as well as retail and power marketing. From 2006 to 2017 he served as CFO for three different companies; one was engaged in power plant construction and retail electricity, the second company was engaged in electric and pipeline construction, and the third company provided software and analytics serving banks and financial institutions.  From 1996 to 2006 Mr. Dodgen spent ten years in investment banking with JPMorgan and Merrill Lynch where he focused predominantly on mergers and acquisitions. Prior to investment banking, Mr. Dodgen worked for Affiliated Computer Services in Dallas, and he began his career at PricewaterhouseCoopers.  Mr. Dodgen received a B.B.A. in Accounting from Texas A&M University and an M.B.A. from the Booth School of Business at the University of Chicago. He is a licensed CPA.

ABOUT TRAVIS STRICKER

Mr. Stricker has been the Vice President of Finance for Primoris since June 2017.  Before joining Primoris, he spent over fifteen years with CB&I, most recently as Vice President, Financial Operations for its global Engineering & Construction segment.  He also served as CB&I’s Corporate Controller and Chief Accounting Officer from 2006 to 2008.  Prior to CB&I, Mr. Stricker spent time working with a domestic construction contractor and an oil field service company.  He began his career at PricewaterhouseCoopers. Mr. Stricker received a B.B.A. and an M.S. in Accounting from Texas A&M University. He is a licensed CPA.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest publicly traded specialty construction and infrastructure companies in the United States. Serving diverse end-markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, state departments of transportation, and other customers. Growing both organically and through acquisitions, the Company’s national footprint now extends nearly nationwide and into Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as "estimated," "believes," "expects," "projects," “may,” and "future" or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the "Risk Factors" section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2017, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Kate Tholking
Vice President, Investor Relations
(214) 740-5615
ktholking@prim.com